UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2010
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 14, 2010, Advanced Energy Industries, Inc. (the “Company”) appointed Danny C. Herron, executive vice president and chief financial officer, effective September 1, 2010. Mr. Herron, age 55, was chief financial officer of Sundrop Fuels, Inc., a solar gasification-based renewable fuels company, from October 2009 through August 2010. From May 2009 through October 2009, Mr. Herron was a consultant at Tatum LLC, a financial consulting business, providing interim chief financial officer and financial consulting services. Mr. Herron served VeraSun Energy Corporation, a corn based ethanol company, from 2006 through 2008 first as senior vice president and chief financial officer and later as president and chief financial officer. From 2002 through 2006, Mr. Herron was executive vice president and chief financial officer at Swift & Company, a beef and pork producer acquired from Conagra Foods, Inc. Prior to that, Mr. Herron served as division chief financial officer of Conagra Foods, Inc. Beef Division.
     Mr. Herron’s annual base salary as executive vice president and chief financial officer is $305,000 and his target bonus under the Company’s Leadership Corporate Incentive Plan (see the Company’s most recently filed Proxy Statement on Schedule 14A at Executive Compensation — Components of Executive Compensation — Annual Performance-Based Incentive Compensation) will be equal to 60% of his annual base salary. Mr. Herron is eligible for a bonus under the Leadership Corporate Incentive Plan only if specified corporate performance thresholds with respect to annual revenue and operating income are met, and the amount of his bonus (if any), which may be greater or less than his target bonus, will be based upon his performance review and accomplishment of individual performance objectives determined by management, subject to consideration of the total size of the bonus pool for all executive officers and employees and the limitation that no participant in the Leadership Corporate Incentive Plan may receive a bonus greater than 150% of such participant’s target bonus. The individual performance objectives applicable to Mr. Herron and all participants in the Leadership Corporate Incentive Plan relate to profitability, growth, quality and other key metrics set forth in the Company’s annual operating plan that is approved annually by the Board of Directors.
     Mr. Herron will report to Dr. Hans Betz, chief executive officer, and his employment is at will. It is anticipated that Mr. Herron will enter into standard ethical and confidentiality agreements with the Company. He will also be eligible for standard benefits.
     The Company and Mr. Herron also entered into an Executive Change in Control Agreement, effective August 14, 2010 (“CIC Agreement”). The term of the CIC Agreement ends August 13, 2011, subject to automatic renewal for successive additional one-year periods. If the Company terminates Mr. Herron’s employment without Cause or if Mr. Herron terminates his employment for Good Reason upon or within 6 months following a Change in Control (as such capitalized terms are defined in the agreement), then Mr. Herron will be entitled to the following severance: (i) his then current base salary and target bonus, (ii) continuation of health benefits for up to 18 months, (iii) full vesting of all unvested equity awards, (iv) a payment equal to the contributions that would have been made for his benefit under the Company’s retirement plans if his employment had continued for an additional 12 months; and (v) reimbursement for outplacement services up to $15,000. The summary of the CIC Agreement is qualified by reference to the text of the CIC Agreement that is filed herewith as Exhibit 10.1 and incorporated herein by reference.
     Management expects to request approval from the Board of Directors of a grant to Mr. Herron of 7,500 Restricted Stock Units (“RSU“s) and an option to purchase 52,500 shares of common stock of the Company in connection with Mr. Herron’s appointment as executive vice president and chief financial officer. Management expects to suggest that the grants be made in four quarterly installments (1,875 RSUs and 13,125 options each quarter) over the first year of Mr. Herron’s employment. Such grants would be made, if at all, only if Mr. Herron is an employee of the Company at the time of grant. Further, if such grants are made, the option price shall be the fair market value of the stock, which would be the closing price on the dates of each grant.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Executive Change in Control Agreement, dated August 14, 2010, by and among Advanced Energy Industries, Inc. and Danny C. Herron.

99.1	Press release dated August 16, 2010 by Advanced Energy Industries, Inc., announcing as appointment of executive vice president and chief financial officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: August 16, 2010	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Vice President, General Counsel & Corporate Secretary

Exhibit Index

10.1	Executive Change in Control Agreement, dated August 14, 2010, by and among Advanced Energy Industries, Inc. and Danny C. Herron.

99.1	Press release dated August 16, 2010 by Advanced Energy Industries, Inc., announcing as appointment of executive vice president and chief financial officer.